As filed with the Securities and Exchange Commission on August 29, 2008

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHASE PACKAGING CORPORATION

(Exact name of registrant as specified in its charter)

Texas	0700	93-1216127
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Chase Packaging Corporation 636 River Road Fair Haven, New Jersey 07704 (732) 741-1500	Allen T. McInnes Chairman of the Board, President and Treasurer 636 River Road Fair Haven, New Jersey 07704 (732) 741-1500
(Address, including zip code, and telephone number,	(Name, address including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

copy to:

Rice M. Tilley Jr., Esq.

Haynes and Boone, LLP

201 Main Street, Suite 2200

Fort Worth, Texas 76102

Tel (817) 347-6611

Fax (817) 348-2384

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.10 par value	28,630,000	(2)	$0.14	(3)	$1,934,520.00	(4)	$77.00	(4)
Series A 10% Convertible Preferred Stock, $1.00 par value	14,812		$100.00	(5)	$1,481,200.00		$59.00	(5)
Warrants	6,909,000		$0.00	(6)	0.00		$0.00	(6)
Total:	35,553,812		—		$3,415,720.00		$136.00

(1)                                  Pursuant to Rule 416 under the Securities Act, this registration statement also covers such indeterminate number of shares of common stock, number of shares of preferred stock, and number of warrants as may be required to prevent dilution resulting from share splits, share dividends, or similar events.

(2)                                  Amount of common stock to be registered includes 6,909,000 shares of common stock issued by the registrant in a private placement, 14,812,000 shares of common stock issuable upon the conversion of Series A 10% convertible preferred stock issued by the registrant in a private placement, and 6,909,000 shares of common stock issuable upon the exercise of warrants issued by the registrant in a private placement.

(3)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act based upon the average of the bid and asked prices of the registrant’s common stock reported in the Pink Sheets of Pink OTC Markets Inc. on August 27, 2008.

(4)                                  Pursuant to Rule 457(i) under the Securities Act, no registration fee is payable for the 14,812,000 shares of common stock issuable upon the conversion of Series A 10% convertible preferred stock because a fee is paid for registration of the Series A 10% convertible preferred stock.

(5)                                  Based upon the stated value of the Series A 10% convertible preferred stock as set forth in the Statement of Resolution Establishing Series of Preferred Stock of Chase Packaging Corporation.

(6)                                  Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is payable because a fee is paid for registration of the shares of common stock underlying the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 29, 2008

PRELIMINARY PROSPECTUS

Chase Packaging Corporation

28,630,000 Shares Common Stock

14,812 Shares Preferred Stock

6,909,000 Warrants

This prospectus relates to the offer for sale by the selling shareholders identified in this prospectus of up to:  (1) 28,630,000 shares of our common stock consisting of 6,909,000 shares of common stock, 14,812,000 shares of common stock issuable upon the conversion of our Series A 10% convertible preferred stock, and 6,909,000 shares of common stock issuable upon the exercise of outstanding warrants; (2) 14,812 shares of our Series A 10% convertible preferred stock; and (3) 6,909,000 warrants that are exercisable for our common stock, all of which securities were issued to investors in a private placement and as a preferred stock dividend.  All of these securities are being offered for resale by the selling shareholders.

The prices at which the selling shareholders may sell securities will be determined by the prevailing market price for the securities or in negotiated transactions.  We will not receive any proceeds from the sale of these securities by the selling shareholders.  However, we will receive proceeds from the exercise of the warrants if they are exercised for cash by the selling shareholders.

We will bear all costs relating to the registration of these securities.

Our common stock trades in the Pink Sheets of Pink OTC Market Inc. under the symbol “CPKA.”  The average of the bid and asked prices of our common stock as reported in the Pink Sheets on August 27, 2008, was $0.14 per share.

Investing in our securities is highly speculative and involves a high degree of risk.  You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 of this prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2008

You should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operations, and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus.  It may not contain all the information that may be important to you.  You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and our historical financial statements and related notes included elsewhere in this prospectus.  In this prospectus, unless the context requires otherwise, references to the “Company,” “we,” “our,” and “us” refer to Chase Packaging Corporation, a Texas corporation.

Overview

We are a Texas corporation which, prior to 1998, was engaged in the specialty packaging business, primarily as a supplier of packaging products to the agricultural industry.  During 1997, we commenced an orderly liquidation of our assets which was completed in 1997.  At present, our management is seeking to secure a suitable merger partner wishing to go public or attempt to acquire private companies to create investment value for us.  For purposes of Rule 12b-2 of the Securities Exchange Act of 1934, as amended, we are considered a shell company.

Our principal executive office is located at 636 River Road, Fair Haven, New Jersey 07704, and our telephone number is (732) 741-1500.

The Offering

Securities offered by the selling shareholders:

Up to: (1) 28,630,000 shares of our common stock, consisting of 6,909,000 shares of common stock, 14,812,000 shares of common stock issuable upon the conversion of our Series A 10% convertible preferred stock, and 6,909,000 shares of common stock issuable upon the exercise of outstanding warrants; (2) 14,812 shares of Series A 10% convertible preferred stock; and (3) 6,909,000 warrants that are exercisable for our common stock (all of which securities were issued to investors in a private placement and as a preferred stock dividend).

Offering price:	Market price or privately negotiated prices.

Capital stock outstanding:	15,536,275 shares of common stock and 14,812 shares of Series A 10% convertible preferred stock as of August 15, 2008.

Use of proceeds:	We will not receive any proceeds from the sale of the securities but may receive proceeds from the exercise of the warrants, which proceeds will be used for working capital purposes.

Pink Sheets symbol:	CPKA

Risk Factors:

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 2 of this prospectus before deciding whether or not to invest in our securities.

RISK FACTORS

Investing in our securities involves a high degree of risk.  Before investing in our securities you should carefully consider the following risks, together with the financial and other information contained in this prospectus.  If any of the following risks actually occurs, our business, prospects, financial condition, and results of operations could be adversely affected.  In that case, the trading price of our securities would likely decline, and you may lose all or a part of your investment.

Risks Relating to Our Company

The expenses related to identifying a target business and to complete a business combination will increase our losses.

Until presented with a specific opportunity for a business combination, we will be unable to ascertain with any degree of certainty the time and costs required to select and evaluate a target business and to structure and complete the business combination.  Any costs incurred in connection with the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital otherwise available to complete a business combination and thereafter operate the acquired business.  We cannot provide assurance that we will be successful in identifying a target business and completing a business combination on terms favorable to our shareholders, if at all.

The tax treatment of a potential business combination is not clear.

We will endeavor to structure a business combination so as to achieve the most favorable tax treatment to us and to the target business and the shareholders of both companies.  We cannot provide assurance that the Internal Revenue Service or appropriate state tax authorities will agree with our tax treatment of the business combination.

We have limited ability to evaluate management’s target business.  We cannot anticipate what role, if any, our management will play in a combined business and whether our management has the necessary experience to manage the combined business.  We do not know if we will be able to recruit more management if necessary.

Although we intend to carefully scrutinize the management of a prospective target business before effecting a business combination, we cannot assure you that our assessment of the target’s management will prove to be correct.  In addition, we cannot assure you that the target’s future management will have the necessary skills, qualifications, or abilities to manage a public company.  Furthermore, the future role of our officers and directors, if any, in the target business cannot presently be stated with any certainty.  While it is possible that one or more of our officers and directors will remain associated in some capacity following a business combination, it is uncertain whether all of them will devote their full efforts to our affairs after a business combination.  Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

We may seek to recruit additional management personnel to supplement the incumbent management of the target business.  We cannot assure you, however, that we will be able to recruit additional managers who have the requisite skills, knowledge, or experience necessary to enhance the incumbent management and successfully operate the target business.

In our search for an appropriate combination partner, we will have to compete with other entities with more experience and greater resources.  After a successful business combination we will have to face the competitors of the operating company we combine with.

We may encounter intense competition from other entities seeking to combine with a privately-held operating company.  Many of these entities, including financial consulting companies and venture capital firms, have longer operating histories than we do and have extensive experience in identifying and effecting business combinations.  Many of these competitors also possess significantly greater financial, technical, and other resources than we do.  We cannot assure you that we will be able to effectively compete with these entities.  Consequently, we may acquire a company with less favorable prospects then we would otherwise prefer, thus making our long-term prospects for success less likely.

If we effect a business combination, we will become subject to competition from the competitors of the acquired business.  In particular, industries that experience rapid growth frequently attract larger numbers of competitors, including competitors with greater financial, marketing, technical, and other resources than we have.  We cannot ascertain the level of competition we will face if we effect a business combination, and we cannot assure you that we will be able to compete successfully with these competitors.

We lack an operating history and have losses that we expect to continue into the future.  There is no assurance that our future operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We have not started any business operations or realized any revenues.  We have no operating history upon which an evaluation of our future success or failure can be made.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues.  We cannot guarantee that we will be successful in generating revenues in the future.  Failure to generate revenues will cause us to suspend or cease operations.

Because we have no operations and assets consisting solely of cash, we are considered a “shell company” and will be subject to more stringent reporting requirements.

The Securities and Exchange Commission adopted Rule 405 of the Securities Act of 1933, as amended, and Rule 12b-2 of the Securities Exchange Act of 1934, as amended, which define a shell company as a registrant that has no or nominal operations, and either (a) no or nominal assets; (b) assets consisting solely of cash and cash equivalents; or (c) assets consisting of any amount of cash and cash equivalents and nominal other assets.  Our balance sheets state that we have cash as our only asset and, therefore, we are defined as a shell company.  Federal rules prohibit shell companies from using a registration statement on Form S-8 to register securities pursuant to employee compensation plans.  However, the rules do not prevent us from registering securities pursuant to other registration statements.  Additionally, the rules regarding current reports on Form 8-K require shell companies to provide more detailed disclosure upon completion of a transaction that causes it to cease being a shell company.  In order to assist the Securities and Exchange Commission in the identification of shell companies, we are also required to check a box on Form 10-Q and Form 10-K indicating that we are a shell company.  To the extent that we are required to comply with additional disclosure because we are a shell company, we may be delayed in executing any mergers or acquiring other assets that would cause us to cease being a shell company.  The Securities and Exchange Commission adopted a new Rule 144 effective February 15, 2008, which makes resales of restricted securities by shareholders of a shell company more difficult.  See discussion under the heading “Description of Securities – Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” below.

Because our executive officers control a large percentage of our common stock, they have the ability to influence matters affecting our shareholders.

Our executive officers and directors beneficially own approximately 60.1% of the issued and outstanding shares of our common stock.  As a result, they have the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares.  Because our executive officers and directors control such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated.

Because we have four directors, deadlocks may occur in our board’s decision-making process, which may delay or prevent critical decisions from being made.

Since we currently have an even number of directors, deadlocks may occur when such directors disagree on a particular decision or course of action.  Our articles of incorporation and bylaws do not contain any mechanisms for resolving potential deadlocks.  While our directors are under a duty to act in the best interest of our company, any deadlocks may impede the further development of our business in that such deadlocks may delay or prevent critical decisions regarding our development.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our shareholders have limited protections against interested director transactions, conflicts of interest, and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the Securities and Exchange Commission, the New York and American Stock Exchanges, and the NASDAQ Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance.  These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the NASDAQ Stock Market.  Because we are not presently required to comply with many of the corporate governance provisions, and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted many of these measures.

Because we do not have a majority of independent directors, we do not currently have independent audit or compensation committees.  As a result, our directors have the ability, among other things, to determine their own levels of compensation, although our directors currently are not compensated other than reimbursement of out-of-pocket expenses.  Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our shareholders without protections against interested director transactions, conflicts of interest, if any, and similar matters, and any potential investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required.  However, we may find it very difficult or be unable to attract and retain qualified officers, directors, and members of board committees required to provide for our effective management as a result of the Sarbanes-Oxley Act of 2002.  The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the Securities and Exchange Commission that increase responsibilities and liabilities of directors and executive officers.  The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

Failure to maintain effective internal controls could have a material adverse effect on our operations.

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting.  Effective internal controls are necessary for us to produce reliable financial reports.  If, as a result of deficiencies in our internal controls, we cannot provide reliable financial reports, our business decision process may be adversely affected, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the price of our stock could decrease as a result.

During our evaluation of disclosure controls and procedures for the year ended December 31, 2007, we concluded that we maintained effective internal control over financial reporting as of December 31, 2007, in all material respects, based on criteria established in an integrated framework for the evaluation of internal controls issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

There can be no guarantee that we will not have deficiencies in our disclosure controls and internal controls in the future.

Risks Relating to the Offering

Our stock price may be volatile, so investors could lose their investment.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•                                          additions or departures of key personnel;

•                                          sales of the common stock, particularly following effectiveness of the resale registration statement of which this prospectus forms a part;

•                                          our ability to execute our business plan;

•                                          operating results that fall below expectations;

•                                          economic and other external factors; and

•                                          period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

There may be a limited market for our securities, and we may fail to qualify for a listing on a national securities exchange such as the NASDAQ Stock Market or the American Stock Exchange.

Although we plan on applying for listing of our common stock on a national stock exchange such as the NASDAQ Stock Market or the American Stock Exchange once we meet the qualifications, there can be no assurance that our initial listing application will be granted or when the required listing criteria will be met.  Thereafter, there can be no assurance that trading of our common stock on such a market will be sustained or desirable.  In the event that our common stock fails to qualify for initial or continued inclusion, our common stock could thereafter only be quoted on the OTC Bulletin Board or in what are commonly referred to as the “Pink Sheets.” Under such circumstances, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations for, our common stock, and our common stock would become substantially less attractive to certain purchasers, such as financial institutions, hedge funds, and large investors.

Furthermore, for companies whose securities are quoted in the Pink Sheets or on the OTC Bulletin Board, it is more difficult to obtain needed capital and receive coverage for significant news events because major wire services generally do not publish press releases about such companies.

The Pink Sheets are characterized by high volatility which may negatively affect our stock price.

Our common stock is quoted in the Pink Sheets of Pink OTC Markets Inc. under the symbol “CPKA.”  The Pink Sheets, and the price of our common stock, are characterized by high volatility.  We cannot guarantee any market for our shares of common stock and cannot guarantee that any stable market for our shares of common stock will develop or be sustained.  We cannot predict the effect, if any, that our business activities or a business combination might have on the market price of our common stock.

Our common stock may be affected by limited trading volume and price fluctuations, each of which could adversely impact the value of our common stock.

There has been limited trading in our common stock and there can be no assurance that an active trading market in our common stock will be maintained.  Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance.  In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.  These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future.  We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

Our common stock is subject to penny stock rules, which may make it more difficult for our shareholders to sell their common stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.  Penny stocks generally are equity securities with a price of less than $5.00 per share.  The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules generally require that, prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares.  This could prevent you from reselling your shares and may cause the price of the shares to decline.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase securities sold in this offering, you may not be able to resell them in any state unless and until the securities are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state.  There can be no assurance that we will be successful in registering or qualifying our securities for secondary trading or identifying an available exemption for secondary trading in our securities in every state.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our securities in any particular state, the securities could not be offered or sold to, or purchased by, a resident of that state.  In the event that a significant number of states refuse to permit secondary trading in our securities, the market for the securities will be limited which could drive down the market price of our common stock and reduce the liquidity of our securities and a shareholder’s ability to resell our securities at all or at current market prices, which could increase a shareholder’s risk of losing some or all of his or her investment.

We do not anticipate paying any cash dividends.

We have never paid cash dividends on our common stock and do not anticipate doing so for the foreseeable future.  The payment of dividends on our common stock, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition.  The payment of any dividends on our common stock will be within the discretion of our board of directors.  We presently intend to retain all earnings, if any, to implement our business plan.  Accordingly, we do not anticipate the declaration of any dividends on our common stock in the foreseeable future.  Our ability to pay dividends on our common stock is further limited by the terms of our Series A 10% convertible preferred stock, on which we currently pay an annual 10% stock dividend on the stated value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, and regulations.  Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.  Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved.  Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in, or suggested by, the forward-looking statements.  You should review carefully the section entitled “Risk Factors” beginning on page 2 of this prospectus for a discussion of the risks that relate to our business and investing in shares of our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of securities by the selling shareholders.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock.  These warrants have a cashless exercise option.  If, however, a selling shareholder exercises his, her, or its warrants for cash, the selling shareholder will pay us the exercise price of the warrants, which proceeds will be used for working capital purposes.

MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Our common stock trades in the Pink Sheets under the symbol “CPKA.”  American Stock Transfer and Trust Company has determined that there were approximately 391 holders of record on August 15, 2008.  Trading volume in our securities has been nominal.  The average of the bid and asked prices of our common stock as reported in the Pink Sheets on August 27, 2008, was $0.14 per share.

High and low stock prices for our common stock in the two years ended December 31, 2007 and December 31, 2006 are displayed in the following table:

	2007 Market Price		2006 Market Price
Quarter Ended	High	Low	High	Low

March 31	$0.08	$0.05	$0.02	$0.00
June 30	$0.08	$0.08	$0.10	$0.10
September 30	$0.20	$0.08	$0.01	$0.00
December 31	$0.25	$0.20	$0.05	$0.05

DIVIDEND POLICY

In the past, we have not declared or paid cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock.  Rather, we intend to retain future earnings, if any, to fund the operation and expansion of our business and for general corporate purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

Results of operations

Six Months Ended June 30, 2008

During the quarter ended June 30, 2008, we had no operations, and our only income was from interest income on our short-term investments, which are classified as cash and cash equivalents.  General and administrative expenses for the six-month and three-month periods ended June 30, 2008, were $87,233 and $53,636, respectively, compared to $14,297 and $6,597 for the comparable periods of 2007.  The increases of $72,936 and $47,039 were primarily due to increased professional fees.  We had interest income of $19,975 and a net loss of $67,258 during the six-month period ended June 30, 2008, compared with interest income of $65 and a net loss of $15,724 during the comparable period of 2007.  We had interest income of $7,857 and a net loss of $45,779 during the three-month period ended June 30, 2008, compared with interest income of $25 and a net loss of $7,366 during the comparable period of 2007.  The interest income increases were due to interest earned on cash balances invested in cash equivalents.

Due to the closing of a private placement of our securities in the third quarter of 2007, our cash and cash equivalents balance as of June 30, 2008, was $1,904,341.  The proceeds from the 2007 private placement are being used to assist management with its plans to secure a suitable merger partner wishing to go public or attempt to acquire private companies to create investment value for us.

Year Ended December 31, 2007

During 2007, we had no operations, and our only income was from interest income on our short-term investments which are classified as cash and cash equivalents.  General and administrative expenses were $51,114 in fiscal 2007 compared to $10,300 in fiscal 2006.  The increase of $40,814 was primarily due to increased professional fees.  We had fiscal 2007 interest income of $23,087 and a net loss of $32,227, compared with interest income of $108 and a net loss of $12,707 for fiscal 2006.

Commencing November 1, 2007, our board of directors agreed to pay our chief financial officer an annual salary of $17,000.  No other officers or directors receive compensation other than reimbursement of out-of-pocket expenses incurred in connection with our business and development.

Due to the closing of a private placement of our securities in the third quarter of 2007, our cash and cash equivalents balance as of December 31, 2007, was $1,960,333 compared with $2,691 for 2006.  The proceeds from the 2007 private placement will assist us with our plans to secure a suitable merger partner wishing to go public or attempt to acquire private companies to create investment value for us.

Liquidity and Capital Resources

At June 30, 2008, we had cash and cash equivalents of approximately $1,904,000.  Cash and cash equivalents consist of cash held in banks and brokerage firms.  Working capital at June 30, 2008, was approximately $1,873,000.  Management believes that its cash and cash equivalents are sufficient for its business activities for at least the next 12 months and for the costs of seeking an acquisition of an operating business.

Net cash of approximately $54,500 and $11,700 was used in operations during the six-month period ended June 30, 2008 and 2007, respectively.  The increase of approximately $42,800 was primarily due to professional fees incurred.

No cash flows were used or provided by investing activities for each of the periods presented.

We recorded $1,490 of cash distributions as cash used by financing activities during the second quarter of 2008.  $9,500 of cash was provided by financing activities during the second quarter of 2007 from proceeds of convertible debt.

New Authoritative Pronouncements

See Note 2, “Summary of Significant Accounting Policies,” in the notes to the financial statements for the year ended December 31, 2007, for a full description of recently issued accounting pronouncements, including the expected dates of adoption and estimated effects on results of operations and financial condition, which is incorporated herein.

Factors Which May Affect Future Results

Our future earnings are dependent on interest rates earned on our invested balances and expenses incurred.  We expect to incur significant expenses in connection with our objective of identifying a merger partner or acquiring an operating business.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with our accountants on accounting or financial disclosure matters.

BUSINESS

We are a Texas corporation which, prior to 1998, was engaged in the specialty packaging business, primarily as a supplier of packaging products to the agricultural industry.  During 1997, we commenced an orderly liquidation of our assets, described below, which was completed in 1997.  At present, our management is seeking to secure a suitable merger partner wishing to go public or attempt to acquire private companies to create investment value for us.  For purposes of Rule 12b-2 of the Securities Exchange Act of 1934, as amended, we are considered a shell company.

History

Prior Business Operations

We were established in July of 1993 as a wholly-owned subsidiary of TGC Industries, Inc.  On July 30, 1993, we purchased certain assets of Union Camp Corporation’s packaging division for a purchase price of approximately $6.14 million.  The assets purchased included substantially all of the business of weaving and constructing Saxolin® paper mesh and polypropylene plastic mesh bagging material for agricultural and industrial applications and substantially all of the properties related to Union Camp’s packaging division.  The properties acquired by us consisted of Union Camp’s plant facilities located in Portland, Oregon, and Idaho Falls, Idaho, and all machinery, equipment, and inventories connected with these facilities.

We experienced losses from 1994 through 1997, and in 1997 our secured lender decided not to renew our operating line of credit.  Our board of directors therefore determined that it was in the best interest of us and all of our creditors to liquidate in an orderly fashion.

Effective July 21, 1997, we sold our operations at Idaho Falls, Idaho, to Lockwood Packing Corporation as a going concern.  The assets sold included substantially all of our equipment, furniture, fixtures, and other assets located in the Idaho Falls, Idaho, facility for a total of $75,000.  In addition, we sold inventory from the Idaho Falls operation to Lockwood for $255,000.  The proceeds from these sales were used to reduce our loan balance with our lender.

On July 25, 1997, we notified our creditors by mail that we would begin an orderly liquidation of all of our remaining assets, outside of a formal bankruptcy or receivership proceeding, in a manner intended to maximize the asset values.  We retained the firm of Edward Hostmann, Inc. to assist us in such liquidation, which was completed during 1997.

Post-Liquidation Operations

Since 1999, our board of directors has devoted its efforts to establishing a new business or engaging in a merger or other reorganization transaction and, accordingly, we are being treated as a development stage company in accordance with Statement of Financial Accounting Standards No. 7, effective January 1, 1999.

We closed a private placement of 13,334 units on September 7, 2007.  Each unit was sold for $150 and consisted of: one share of Series A 10% convertible preferred stock ($100 stated value) convertible into 1,000 shares of our common stock; 500 shares of common stock; and 500 five-year warrants, each warrant exercisable for one share of common stock at $0.15 per share.  Gross proceeds from the offering were $2,000,100, expenses of the offering were approximately $38,000, and net proceeds were approximately $1,962,100.

Description of Property

We neither rent nor own any properties.  We utilize the office space and equipment of our management at no cost.  Management estimates such amounts to be immaterial.  We currently have no policy with respect to investment or interests in real estate, real estate mortgages, or securities of, or interests in, persons primarily engaged in real estate activities.

Legal Proceedings

We are not currently a party to any material legal proceedings and none are contemplated or threatened.

MANAGEMENT

The following table sets forth information regarding our board of directors and our executive officers.  Our directors hold office for one-year terms until the election and qualification of their successors.  Officers are elected annually by the board of directors and serve at the discretion of the board.

Name	Age	Position

Allen T. McInnes	70	Chairman of the Board of Directors, President, and Treasurer
Herbert M. Gardner	68	Director and Vice President
William J. Barrett	68	Director and Secretary
Edward L. Flynn	73	Director
Ann C.W. Green	66	Chief Financial Officer and Assistant Secretary

The following is a summary of the experience of our directors and executive officers.

Allen T. McInnes has served as the Dean of the Business School of Texas Tech University since 2001.  Mr. McInnes serves as a director of TGC Industries, Inc., a geophysical services company.  He also serves as a director of TETRA Technologies, Inc., an oil and gas services company.

Herbert M. Gardner has served as Executive Vice President of Barrett-Gardner Associates, Inc., a private merchant banking firm, since 2002.  Mr. Gardner serves as chairman of the board of Supreme Industries, Inc., a manufacturer of specialized truck bodies and shuttle buses.  Mr. Gardner also serves as a director of: Co-Active Marketing Group, Inc., a marketing and sales promotion company; Nu Horizons Electronics Corp., an electronic component distributor; TGC Industries, Inc., a geophysical services company; and Rumson-Fair Haven Bank and Trust Company, a New Jersey state independent commercial bank and trust company.

William J. Barrett has served as President of Barrett-Gardner Associates, Inc., a private merchant banking firm, since 2002.  Mr. Barrett serves as chairman of the board of Rumson-Fair Haven Bank and Trust Company, a New Jersey state independent commercial bank and trust company.  Mr. Barrett also serves as a director of: MassMutual Corporate Investors and MassMutual Participation Investors, closed-end investment trusts; Supreme Industries, Inc., a manufacturer of specialized truck bodies and shuttle buses; and TGC Industries, Inc., a geophysical services company.

Edward L. Flynn has owned Flynn Meyer Company, a restaurant management company, since 1976.  Mr. Flynn serves as a director and treasurer of Citri-Lite Co., a soft drink company.  Mr. Flynn also serves as a director of TGC Industries, Inc., a geophysical services company, and Supreme Industries, Inc., a manufacturer of specialized truck bodies and shuttle buses.

Ann C. W. Green has served as our Chief Financial Officer and Assistant Secretary since 2001.  Ms. Green has been vice president of Barrett-Gardner Associates, Inc., a private merchant banking firm, since 2002.  Ms. Green also serves as Assistant Secretary for Supreme Corporation, a specialized manufacturer of truck bodies and shuttle buses, and TGC Industries, Inc., a geophysical services company.  Ms. Green previously served for 15 years as assistant vice president of Janney Montgomery Scott, LLC, an investment banking firm.

There are no family relationships among our directors or executive officers.

Board Committees

Due to our small size and lack of operations, our board of directors has not delegated authority to any committees.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2007, all executive officer compensation was determined by our board of directors.

Code of Ethics

We intend to adopt a code of ethics that applies to our officers, directors, and employees, including our chief executive officer and chief financial officer, but have not done so to date due to our small size and lack of operations.

EXECUTIVE COMPENSATION

Summary Compensation Table

Commencing November 1, 2007, our board of directors agreed to pay our chief financial officer an annual salary of $17,000.  No other officers or directors receive compensation other than reimbursement of out-of-pocket expenses incurred in connection with our business and development.  There were no equity awards at fiscal year-end.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)

Ann C. W. Green, Chief Financial Officer	2007	$2,833	-0-	-0-	-0-	-0-	-0-	-0-	$2,833
	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Director Compensation

We do not currently compensate our directors for acting as such, although we may do so in the future with cash or equity.  We reimburse our directors for expenses incurred in connection with attendance at meetings of the board of directors and out-of-pocket expenses incurred in connection with our business and development.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.  Transactions that we have determined to be directly or indirectly material to us or a related person are disclosed below.  We believe that each transaction is on terms no less favorable to us than the terms generally available to an unaffiliated third party under the same or similar circumstances.

Prior to June 30, 2007, we issued 5% convertible notes aggregating $56,500.  The note holders are directors and an officer of our company.  On September 7, 2007, the notes aggregating $62,400 (including accrued interest of $5,900) were converted into 416 private placement units, each of which consists of (i) one share of preferred stock, (ii) 500 shares of common stock, and (iii) 500 warrants exercisable for common stock on a one-for-one basis.

In July of 2002, we received $8,000 as payment for 800,000 shares of common stock that were never issued.  Through September 7, 2007 (the date of the closing of the private placement), the $8,000 accrued $2,200 in compounded interest, which we recorded due to the non-issuance of shares for a five-year period.  Our board of directors approved the issuance on October 16, 2007 of 68 private placement units in exchange for the $10,200 of cash received and accrued interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the names of those persons known to us to be beneficial owners of more than five percent of our common stock as of August 15, 2008.  The table also sets forth information with respect to our common stock which is beneficially owned by each of our directors and executive officers, and by all directors and executive officers as a group, as of August 15, 2008 (including shares beneficially owned by such persons, pursuant to the rules of beneficial ownership, as a result of the ownership of certain warrants and convertible securities) according to data furnished by the persons named.  Persons having direct beneficial ownership of our common stock possess the sole voting and dispositive power in regard to such stock.

Name and address	Title of Class	Amount and Nature of Beneficial Ownership		Approximate Percentage of Class (1)

Allen T. McInnes 4532 7th Street Lubbock, TX 79416	Common	4,495,954	(6)	25.1%

Herbert M. Gardner 636 River Road Fair Haven, NJ 07704	Common	3,941,673	(2)(6)	22.1%

William J. Barrett 19 Point Milou St. Barthelemy, FWI	Common	3,960,405	(3)(6)	21.9%

Edward L. Flynn 75-11 Myrtle Avenue Glendale, NY 11385	Common	1,450,359	(4)(6)	8.7%

Ann C. W. Green 636 River Road Fair Haven, NJ 07704	Common	678,775	(6)	4.3%

Special Situations Funds 153 E. 53rd Street, 51st Fl. New York, NY 10022	Common	789,165	(5)	5.1%

All directors & officers as a group (5 persons)	Common	14,527,166	(2)(3)(4)(6)	60.1%

(1) The percentage calculations have been made in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934.

(2) Includes 167,590 shares of common stock owned by Herbert M. Gardner’s wife.  Mr. Gardner has disclaimed beneficial ownership of these shares.

(3) Includes 286,345 shares of common stock owned by William J. Barrett’s wife.  Mr. Barrett has disclaimed beneficial ownership of these shares.

(4) Includes 167,000 shares of common stock owned by Edward L. Flynn’s wife.  Mr. Flynn has disclaimed beneficial ownership of these shares.

(5) These shares are held in three separate Special Situations Funds.

(6) Includes the common stock underlying warrants and Series A 10% convertible preferred stock held by the following beneficial owners:

Beneficial Owner	Number of Common Shares Underlying Series A Preferred Shares Beneficially Owned	Number of Common Shares Underlying Warrants Beneficially Owned

Allen T. McInnes	1,644,000	766,500
Herbert M. Gardner (i)	1,527,000	712,500
William J. Barrett (ii)	2,315,000	245,500
Edward L. Flynn (iii)	716,000	334,000
Ann C. W. Green	241,000	118,500
Total	6,443,000	2,177,000

(i)  The numbers shown include 190,000 and 89,000 shares of common stock underlying Series A preferred stock and warrants held, respectively, by the named person’s spouse, to which the named person disclaims beneficial ownership.

(ii)  The numbers shown include 358,000 and 167,000 shares of common stock underlying Series A preferred stock and warrants held, respectively, by the named person’s spouse, to which the named person disclaims beneficial ownership.

(iii)  The numbers shown include 358,000 shares and 167,000 shares of common stock underlying series A preferred stock and warrants held, respectively, by the named person’s spouse, to which the named person disclaims beneficial ownership.

SELLING SHAREHOLDERS

Up to 28,630,000 shares of common stock, 14,812 shares of preferred stock, and 6,909,000 warrants are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling shareholders and include the following:

•                                         6,909,000 shares of common stock issued in a private placement;

•                                         14,812,000 shares of common stock issuable upon the conversion of our Series A 10% convertible preferred stock issued in a private placement and as stock dividends;

•                                         6,909,000 shares of common stock issuable upon the exercise of warrants issued in a private placement;

•                                         14,812 shares of preferred stock issued in a private placement and as stock dividends; and

•                                         6,909,000 warrants issued in a private placement.

The securities referred to above are being registered to permit public sales of the securities, and the selling shareholders may offer the securities for resale from time to time pursuant to this prospectus.  The selling shareholders may also sell, transfer, or otherwise dispose of all or a portion of their securities in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares.  We may from time to time include additional selling shareholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling shareholders and the securities offered by them in this prospectus.  The selling shareholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities.  To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the securities set forth opposite such person’s name.

We have entered into a registration rights agreement with the selling shareholders.  The registration rights agreement, the preferred stock that is convertible into certain of the shares of common stock registered hereby, and the warrants exercisable for certain of the shares of common stock registered hereby are described in “Description of Securities – Registration Rights,” “Description of Securities – Preferred Stock,” and “Description of Securities – Warrants,” respectively.

The following table sets forth certain information known to us with respect to the beneficial ownership of our securities by the selling shareholders as of August 15, 2008, based on 15,536,275 shares of our common stock and 14,812 shares of our Series A 10% convertible preferred stock then outstanding.  The share numbers in the column labeled “Number of shares offered” represent all of the shares that the selling shareholders may offer in this prospectus.  The table assumes that each selling shareholder converts all of his, her, or its preferred stock into common stock and exercises all of his, her, or its warrants for common stock.  We are unable to determine the exact number of securities that will actually be sold.  We do not know how long the selling shareholders will hold the securities before selling them.  We currently have no agreements, arrangements, or understandings with the selling shareholders regarding the sale of any of their shares other than our agreement with the selling shareholders to maintain the effectiveness of the registration statement of which this prospectus forms a part until the earlier of: (i) the date that all shares covered hereby have been sold; (ii) the date that all shares covered hereby may be sold without volume restrictions pursuant to Rule 144 under the Securities Act of 1933, as amended; and (iii) September 7, 2009.

				After Offering(1)
	Ownership Before Offering			Number of	Percentage of
Selling Shareholder	Number of shares of common stock beneficially owned		Number of shares offered	shares of common stock beneficially owned	common stock beneficially owned
Nicholas A Baker III	352,000	(2)	352,000	0	*	%

TD Ameritrade Clearing, Inc. Cust FBO William J. Barrett, Jr. IRA Rollover	692,000	(3)	692,000	0	*

Sara Barrett (4)	811,345	(5)	692,000	119,345	*

William J. Barrett (6)	3,149,060	(7)	2,114,000	1,035,060	2.8%

William J. Barrett, Jr.	150,000	(8)	150,000	0	*

JoAnne Barrett	76,250	(9)	76,250	0	*

William J. Barrett, Jr. C/F William J. Barrett III	76,200	(10)	76,200	0	*

JoAnne Barrett C/F Andrew Barrett	76,200	(11)	76,200	0	*

William J. Barrett, Jr. C/F Emma Barrett	76,200	(12)	76,200	0	*

Brian A. Barrett	150,000	(13)	150,000	0	*

Camilla Barrett	76,250	(14)	76,250	0	*

Camilla Barrett C/F Emily Kristen Barrett	76,200	(15)	76,200	0	*

Camilla Barrett C/F Kelley Anna Barrett	76,200	(16)	76,200	0	*

				After Offering(1)
	Ownership Before Offering			Number of	Percentage of
Selling Shareholder	Number of shares of common stock beneficially owned		Number of shares offered	shares of common stock beneficially owned	common stock beneficially owned
Peter Douglas Barrett	150,000	(17)	150,000	0	*

Christine M. Barrett C/F Caleb Barrett	76,200	(18)	76,200	0	*

Christine M. Barrett C/F Nathaniel Barrett	76,200	(19)	76,200	0	*

Christine M. Barrett C/F Sadie Barrett	76,200	(20)	76,200	0	*

Christine M. Barrett	76,250	(21)	76,250	0	*

Christopher Barrett	150,000	(22)	150,000	0	*

Christopher Barrett C/F Sara Shirin Barrett	76,200	(23)	76,200	0	*

Christopher Barrett C/F Reece Barrett	76,200	(24)	76,200	0	*

Maryam Sepahbodi Barrett	76,250	(25)	76,250	0	*

TD Ameritrade Clearing, Inc. Cust FBO William R. Cast IRA	621,000	(26)	621,000	0	*

TD Ameritrade Clearing, Inc. Cust FBO Donald E Cutler IRA Rollover	692,000	(27)	692,000	0	*

Robert Deputy	1,243,000	(28)	1,243,000	0	*

Edward L. Flynn (29)	758,359	(30)	692,000	66,359	*

Leona T. Flynn (31)	692,000	(32)	692,000	0	*

Arthur J. Gajarsa	704,000	(33)	704,000	0	*

CGMI IRA Cust FBO Arthur J Gajarsa	1,382,000	(34)	1,382,000	0	*

David S. Gardner	1,067,416	(35)	1,036,000	31,416	*

Elizabeth R. Gardner	346,000	(36)	346,000	0	*

Herbert M. Gardner (37)	2,391,083	(38)	1,480,000	911,083	2.4%

Janney Montgomery Scott LLC Cust FBO Herbert M. Gardner (IRA-Roll)	1,104,000	(39)	1,104,000	0	*

Mary Gardner (40)	446,590	(41)	368,000	78,590	*

Peter H. Gardner and Linda Gardner	138,000	(42)	138,000	0	*

Stuart M. Gerson & Pamela E. Somers, JTWROS	723,333	(43)	690,000	33,333	*

Ann C.W. Green (44)	68,805	(45)	24,000	44,805	*

				After Offering(1)
	Ownership Before Offering			Number of	Percentage of
Selling Shareholder	Number of shares of common stock beneficially owned		Number of shares offered	shares of common stock beneficially owned	common stock beneficially owned
TD Ameritrade Clearing, Inc. Cust FBO Ann CW Green IRA	609,970	(46)	466,000	143,970	*

Tammy Klein	1,382,000	(47)	1,382,000	0	*

Richard Leibner	1,380,000	(48)	1,382,000	0	*

William D. Marohn	487,000	(49)	487,000	0	*

Allen T. McInnes (50)	4,495,954	(51)	3,177,000	1,318,954	3.5%

Pershing, LLC IRA FBO C Richard Stafford	2,073,000	(52)	2,073,000	0	*

First Clearing Corp Cust William Sutherland R/O IRA	725,000	(53)	725,000	0	*

TD Ameritrade Clearing Inc. Cust FBO Sidney Todres IRA	829,000	(54)	829,000	0	*

Esther K. Zyskind	1,382,000	(55)	1,382,000	0	*

*Less than 1%

(1)                                 Represents the amount of shares that will be held by the selling shareholders after completion of this offering based on the assumptions that:  (a) all shares of preferred stock that were issued in the private placement will be converted into shares of common stock; (b) all warrants that were issued in the private placement will be exercised for shares of common stock; (c) all securities registered for sale by the registration statement of which this prospectus is part will be sold; and (d) that no other securities are acquired or sold by the selling shareholders prior to completion of this offering.  However, the selling shareholders may sell all, some, or none of the securities offered pursuant to this prospectus and may sell other shares of our securities that they may own pursuant to another registration statement under the Securities Act of 1933, as amended, or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended.  To our knowledge there are currently no agreements, arrangements, or understandings with respect to the sale of any of the securities that may be held by the selling shareholders after completion of this offering or otherwise.

(2)                                 Includes 182,000 shares of common stock issuable upon the conversion of preferred stock and 185,000 shares of common stock issuable upon the exercise of warrants.

(3)                                 Includes 358,000 shares of common stock issuable upon the conversion of preferred stock and 167,000 shares of common stock issuable upon the exercise of warrants.

(4)                                 Mrs. Barrett is the spouse of William J. Barrett.  Mr. Barrett has disclaimed beneficial ownership of these securities.

(5)                                 Includes 358,000 shares of common stock issuable upon the conversion of preferred stock and 167,000 shares of common stock issuable upon the exercise of warrants.

(6)                                 Mr. Barrett serves as our director and secretary.

(7)                                 Includes 1,957,000 shares of common stock issuable upon the conversion of preferred stock and 78,500 shares of common stock issuable upon the exercise of warrants.

(8)                                 These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 75,000 shares of common stock issuable upon the exercise of warrants.

(9)                                 These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 38,125 shares of common stock issuable upon the exercise of warrants.

(10)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 38,100 shares of common stock issuable upon the exercise of warrants.

(11)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 38,100 shares of common stock issuable upon the exercise of warrants.

(12)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 38,100 shares of common stock issuable upon the exercise of warrants.

(13)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 75,000 shares of common stock issuable upon the exercise of warrants.

(14)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 38,125 shares of common stock issuable upon the exercise of warrants.

(15)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 38,100 shares of common stock issuable upon the exercise of warrants.

(16)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 38,100 shares of common stock issuable upon the exercise of warrants.

(17)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 75,000 shares of common stock issuable upon the exercise of warrants.

(18)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 38,100 shares of common stock issuable upon the exercise of warrants.

(19)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 38,100 shares of common stock issuable upon the exercise of warrants.

(20)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 38,100 shares of common stock issuable upon the exercise of warrants.

(21)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 38,125 shares of common stock issuable upon the exercise of warrants.

(22)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 75,000 shares of common stock issuable upon the exercise of warrants.

(23)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 38,100 shares of common stock issuable upon the exercise of warrants.

(24)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 38,100 shares of common stock issuable upon the exercise of warrants.

(25)                           These securities consist of common stock and warrants that were received as gifts from William J. Barrett after they were issued in the September 2007 private placement.  Includes 38,125 shares of common stock issuable upon the exercise of warrants.

(26)                           Includes 321,000 shares of common stock issuable upon the conversion of preferred stock and 150,000 shares of common stock issuable upon the exercise of warrants.

(27)                           Includes 358,000 shares of common stock issuable upon the conversion of preferred stock and 167,000 shares of common stock issuable upon the exercise of warrants.

(28)                           Includes 643,000 shares of common stock issuable upon the conversion of preferred stock and 300,000 shares of common stock issuable upon the exercise of warrants.

(29)                           Mr. Flynn serves as our director.

(30)                           Includes 358,000 shares of common stock issuable upon the conversion of preferred stock and 167,000 shares of common stock issuable upon the exercise of warrants.

(31)                           Mrs. Flynn is the spouse of Edward L. Flynn.  Mr. Flynn has disclaimed beneficial ownership of these securities.

(32)                           Includes 358,000 shares of common stock issuable upon the conversion of preferred stock and 167,000 shares of common stock issuable upon the exercise of warrants.

(33)                           Includes 364,000 shares of common stock issuable upon the conversion of preferred stock and 170,000 shares of common stock issuable upon the exercise of warrants.

(34)                           Includes 715,000 shares of common stock issuable upon the conversion of preferred stock and 333,500 shares of common stock issuable upon the exercise of warrants.

(35)                           Includes 536,000 shares of common stock issuable upon the conversion of preferred stock and 250,000 shares of common stock issuable upon the exercise of warrants.

(36)                           Includes 179,000 shares of common stock issuable upon the conversion of preferred stock and 83,500 shares of common stock issuable upon the exercise of warrants.

(37)                           Mr. Gardner serves as our director and vice president.

(38)                           Includes 766,000 shares of common stock issuable upon the conversion of preferred stock and 357,000 shares of common stock issuable upon the exercise of warrants.

(39)                           Includes 571,000 shares of common stock issuable upon the conversion of preferred stock and 266,500 shares of common stock issuable upon the exercise of warrants.

(40)                           Mrs. Gardner is the spouse of Herbert M. Gardner.  Mr. Gardner has disclaimed beneficial ownership of these securities.

(41)                           Includes 190,000 shares of common stock issuable upon the conversion of preferred stock and 89,000 shares of common stock issuable upon the exercise of warrants.

(42)                           Includes 71,000 shares of common stock issuable upon the conversion of preferred stock and 33,500 shares of common stock issuable upon the exercise of warrants.

(43)                           Includes 357,000 shares of common stock issuable upon the conversion of preferred stock and 166,500 shares of common stock issuable upon the exercise of warrants.

(44)                           Ms. Green serves as our chief financial officer.

(45)                           Includes 12,000 shares of common stock issuable upon the conversion of preferred stock and 6,000 shares of common stock issuable upon the exercise of warrants.

(46)                           Includes 241,000 shares of common stock issuable upon the conversion of preferred stock and 112,500 shares of common stock issuable upon the exercise of warrants.

(47)                           Includes 715,000 shares of common stock issuable upon the conversion of preferred stock and 333,500 shares of common stock issuable upon the exercise of warrants.

(48)                           Includes 714,000 shares of common stock issuable upon the conversion of preferred stock and 333,000 shares of common stock issuable upon the exercise of warrants.

(49)                           Includes 252,000 shares of common stock issuable upon the conversion of preferred stock and 117,500 shares of common stock issuable upon the exercise of warrants.

(50)                           Mr. McInnes serves as our chairman of the board of directors, president and treasurer.

(51)                           Includes 1,644,000 shares of common stock issuable upon the conversion of preferred stock and 766,500 shares of common stock issuable upon the exercise of warrants.

(52)                           Includes 1,073,000 shares of common stock issuable upon the conversion of preferred stock and 500,000 shares of common stock issuable upon the exercise of warrants.

(53)                           Includes 375,000 shares of common stock issuable upon the conversion of preferred stock and 175,000 shares of common stock issuable upon the exercise of warrants.

(54)                           Includes 429,000 shares of common stock issuable upon the conversion of preferred stock and 200,000 shares of common stock issuable upon the exercise of warrants.

(55)                           Includes 715,000 shares of common stock issuable upon the conversion of preferred stock and 333,500 shares of common stock issuable upon the exercise of warrants.

DESCRIPTION OF SECURITIES

Authorized And Outstanding Capital Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.10 per share, and 4,000,000 shares preferred stock, par value $1.00 per share.  On August 15, 2008, there were 15,536,275 shares of common stock and 14,812 shares of preferred stock outstanding. The following summary is qualified in its entirety by reference to our articles of incorporation, as amended, and our amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting Rights

All shares of common stock issued in this offering will be fully paid and nonassessable.  The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of holders of common stock. The common stock does not have cumulative voting rights in the election of directors.

Dividends And Other Rights

Subject to the rights of the holders of any class of our capital stock having any preference or priority over the common stock, the holders of common stock are entitled to dividends in such amounts as may be declared by the board of directors from time to time out of funds legally available for those payments.  Shares of common stock shall have identical rights and privileges in every respect and shall have no preemptive rights, conversion rights, redemption rights, or sinking fund provisions.  The common stock is not subject to redemption.

Preferred Stock

General

Our articles of incorporation authorize the board of directors, subject to limitations prescribed by law, to issue up to 4,000,000 shares of preferred stock in one or more series, each having a par value of $1.00.  The board is authorized to establish the number of shares to be included in any such series and to fix, in the manner and to the full extent provided and permitted by law, all provisions of the shares of each series, including but not limited to:

1.               The dividend rates and rights payable on the shares of that series, whether dividends will be cumulative, and, if so, from which date(s);

2.               Whether or not the shares will be redeemable, and, if so, the terms and conditions of redemption and the amount per share payable in the case of redemption for the shares of each, any, or all series;

3.               Whether that series will have a sinking fund for the periodic redemption of shares of any series and whether to apply such sinking fund to the redemption of shares;

4.               The amount payable on shares of each series in the event of any voluntary liquidation, dissolution, or winding up of the affairs of the Company;

5.               Whether the series will have the right to convert such shares into common stock and, if so, the terms and conditions of such conversion; and

6.               Whether the series will have voting rights and any other preferences, and relative, participating, optional, or other special rights, and any qualifications, limitations, or restrictions thereof.

Series A 10% Convertible Preferred Stock

As of August 15, 2008, we had 50,000 shares of Series A 10% convertible preferred stock authorized with 14,812 shares issued and outstanding.  The Series A 10% convertible preferred stock has voting rights equal to 1,000 votes for every share of preferred stock owned by the shareholder.  The Series A 10% convertible preferred stock has dividend rights that are senior to all common stock in the amount of a 10% annual dividend on the stated value of the preferred stock, payable semi-annually, if declared by the board of directors in its discretion.  Upon the dissolution, liquidation, or winding up of the Company, the holders of Series A 10% convertible preferred stock are entitled to receive $100 for each share owned plus a sum equal to all dividends accrued and unpaid thereon to the date of final distribution, and the holders of 66 2/3% of such shares can force liquidation at any time.  Each share of Series A 10% convertible preferred stock may be converted into 1,000 shares of our common stock, and each share is generally subject to redemption.

Warrants

We had 6,909,000 warrants issued and outstanding as of August 15, 2008.  Pursuant to the terms of the warrant agreement, which is included as an exhibit to the registration statement of which this prospectus is a part, each warrant is exercisable within five years of September 7, 2007, for one share of our common stock at the exercise price of $0.15 per share.

Options

On June 3, 2008, at our annual meeting of shareholders, our shareholders approved the adoption of our 2008 Stock Awards Plan, which is included as an exhibit to the registration statement of which this prospectus is a part.  Currently, there are no options to purchase our securities or other stock awards outstanding under the 2008 Stock Awards Plan.

Registration Rights

Pursuant to the terms of the registration rights agreement, as amended, which is included as an exhibit to the registration statement of which this prospectus is a part, we agreed to prepare and file with the Securities and Exchange Commission, by August 31, 2008, a registration statement covering the resale of all common stock, preferred stock, and warrants covered by the registration rights agreement and issued and outstanding at the time of such registration, which we refer to as registrable securities.  We agreed to use commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act of 1933, as amended, as soon as possible after its filing, and to keep the registration statement continuously effective until the earlier of: (1) such time as all of the registrable securities have been sold; (2) the date on which all registrable securities may be sold without the volume limitations of Rule 144(e) of the Securities Act; and (3) September 7, 2009.  We also agreed to use commercially reasonable efforts to register or qualify or cooperate with each selling shareholder in connection with the registration or qualification of the registrable securities under the blue sky laws of such jurisdictions of the United States as reasonably requested in writing by the holders of registrable securities.

Provisions Of Our Articles Of Incorporation And Bylaws That May Have Anti-Takeover Effects

Our articles of incorporation provide that if our board consists of five or more directors, the board may elect to divide the directors into three classes, in which case directors will be selected for three-year staggered terms at successive annual meetings of shareholders.  Shareholders may remove a director for cause by the affirmative vote of holders of at least 80% of our outstanding voting stock. In general, the board, not the shareholders, has the right to appoint persons to fill vacancies on the board.

Supermajority Vote of Shareholders Required for Business Combinations

The affirmative vote of the holders of 80% or more of our issued and outstanding shares at a duly called meeting of the shareholders is required for the approval or authorization of: (1) any merger or consolidation with or into another entity; or (2) any sale of all or substantially all of our assets to another entity.

Amendment of the Articles of Incorporation

Our articles of incorporation provide that the affirmative vote of the holders of at least 80% of the issued and outstanding voting stock is required to amend the provisions of the articles of incorporation discussed above and certain other provisions.

Amendment of Bylaws

Our articles of incorporation and our bylaws provide that the power to alter, amend, repeal, or adopt the bylaws is vested in the board of directors, subject to repeal or change by action of the shareholders.

Liability of Directors; Indemnification

Our articles of incorporation and bylaws provide that, to the fullest extent allowed by the Texas Business Corporation Act or other applicable law, a director will not be personally liable to us or any of our shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that such provisions do not eliminate or limit the liability of a director for: (1) a breach of the director’s duty of loyalty to us or our shareholders; (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (3) a transaction from which the director received an improper benefit; or (4) an act or omission for which the liability of a director is expressly provided for by statute.  Our articles of incorporation also provide that if the Texas Business Corporation Act is to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director shall be limited to the fullest extent permitted by the Texas Business Corporation Act as so amended. Any repeal or modification of this provision in our articles of incorporation by the shareholders will be effective prospectively only and will not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification. Our shareholders may not amend, repeal, or adopt any provision inconsistent with the limitation of liability provision set forth in our articles of incorporation, except by the affirmative vote of the holders of at least 80% of our outstanding voting stock.

Our articles of incorporation and bylaws also provide for indemnification of our directors, officers, agents, or employees to the fullest extent permitted by the Article 2.02-1 of the Texas Business Corporation Act if it is determined that such person was acting in good faith and reasonably believed that his conduct was in the best interests of the Company, and in a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.  Our articles of incorporation and bylaws allow us, under some circumstances, to advance expenses to our directors and officers in defending an action, suit, or proceeding for which indemnification may be sought. We have entered into indemnification agreements with our directors and executive officers.

Our articles of incorporation also provide that we have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or who is or was serving at our request as a director, officer, trustee, partner, employee, or agent of any other organization against any liability asserted against that person or incurred by that person in any such capacity, whether or not we would have the power to indemnify such person against such liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and persons controlling us, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Rule 144

In general, Rule 144 promulgated under the Securities Act of 1933, as amended, and as currently in effect, provides that a person who has beneficially owned restricted securities for at least six months will be entitled to sell his, her, or its securities provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale; and (ii) we are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, for at least three months before the sale.  A person who has beneficially owned restricted securities for at least six months but who is our affiliate at the time of, or any time during the three months preceding, a sale, will be subject to additional restrictions, by which such person will be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either: (1) 1% of the number of securities then outstanding; or (2) the average weekly trading volume of the securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the staff of the Securities and Exchange Commission has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, like us. The Securities and Exchange Commission has codified and expanded this position in several amendments that prohibit the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company.  However, the Securities and Exchange Commission has provided an important exception to this prohibition if the following conditions are met:

•                                         the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•                                         the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended;

•                                         the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•                                         at least one year has elapsed from the time that the issuer filed current Form 10 type information with the Securities and Exchange Commission reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, our shareholders will be able to sell their securities freely without registration one year after we have completed our anticipated business combination

PLAN OF DISTRIBUTION

We are registering the securities previously issued to permit the resale of these securities by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the securities by the selling shareholders. We will bear all fees and expenses incident to our obligation to register the securities.

The selling shareholders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. If the securities are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may sell the securities:

•                                         on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•                                         in the over-the-counter market;

•                                         in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                                         through the writing of options, whether such options are listed on an options exchange or otherwise;

•                                         in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                         in block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                         in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                         in an exchange distribution in accordance with the rules of the applicable exchange;

•                                         in privately negotiated transactions;

•                                         in short sales;

•                                         in sales pursuant to Rule 144, if available;

•                                         in transactions in which broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•                                         through a combination of any such methods of sale; and

•                                         through any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling securities to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling shareholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers that may, in turn, engage in short sales of the securities in the course of hedging positions they assume. The selling shareholders may also sell securities short and deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge securities to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include, pursuant to a prospectus amendment or prospectus supplement, the pledgee, transferee, or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the securities in other circumstances, in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.  At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling shareholders and any discounts, commissions, or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

The selling shareholders and any other person participating in any distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will pay all expenses of the registration of the securities pursuant to the registration rights agreement including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act of 1933, as amended, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Haynes and Boone, LLP, Fort Worth, Texas, will pass upon the validity of the securities offered by the selling shareholders pursuant to this prospectus.

EXPERTS

Lazar Levine & Felix LLP, an independent registered public accounting firm, has audited the financial statements in our Annual Report on Form 10-KSB for the year ended December 31, 2007 as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act of 1933, as amended, with respect to our securities offered by this prospectus.  The registration statement contains additional information about us and our securities that we are offering in this prospectus.

We file annual, quarterly, and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.  You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms and their copy charges.  In addition, through our website, http://www.chasepackagingcorp.com, you can access electronic copies of documents we file with the Securities and Exchange Commission, including our Annual Reports on Form 10-KSB, our Quarterly Reports on Form 10-Q and Form 10-QSB, and Current Reports on Form 8-K, and any amendments to those reports.  Information on our website is not incorporated by reference in this prospectus.  Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission.

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission.  Because the Securities and Exchange Commission’s rules and regulations allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all of the information set forth in the registration statement.  You may review the registration statement and the exhibits filed with, or incorporated therein by reference in, the registration statement for further information regarding us and the securities offered by this prospectus.  Regarding statements contained in this prospectus as to the contents of any contract or any other documents filed, or incorporated therein by reference, as an exhibit to the registration statement, we refer you to the exhibits for a more complete description of the matter involved.  The registration statement and its exhibits may be inspected at the Securities and Exchange Commission’s public reference room at the location described above.

CHASE PACKAGING CORPORATION

CHASE PACKAGING CORPORATION

(A Development Stage Company)

CONDENSED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(unaudited)
- ASSETS -
CURRENT ASSETS:
Cash and cash equivalents	$1,904,341	$1,960,333

TOTAL ASSETS	$1,904,341	$1,960,333

- LIABILITIES AND SHAREHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accrued expenses	$31,364	$18,607

TOTAL CURRENT LIABILITIES	31,364	18,607

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred Stock $1.00 par value; 4,000,000 authorized: Series A 10% Convertible; 50,000 authorized; 14,812 and 13,818 shares issued and outstanding, respectively	14,812	13,818
Common stock, $.10 par value, 200,000,000 authorized; 15,536,275 shares issued and outstanding	1,553,628	1,553,628
Additional paid-in capital	4,085,030	4,087,515
Accumulated deficit	(3,626,121)	(3,626,121)
Deficit accumulated during the development stage	(154,372)	(87,114)
TOTAL SHAREHOLDERS’ EQUITY	1,872,977	1,941,726

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,904,341	$1,960,333

See notes to interim condensed financial statements.

CHASE PACKAGING CORPORATION

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Cumulative During the Development Stage (January 1, 1999 to	Six Months Ended June 30,		Three Months Ended June 30,
	June 30, 2008)	2008	2007	2008	2007

NET SALES	$—	$—	$—	$—	$—

COSTS AND EXPENSES:
General and administrative expenses	190,073	87,233	14,297	53,636	6,597
LOSS FROM OPERATIONS	(190,073)	(87,233)	(14,297)	(53,636)	(6,597)

OTHER INCOME (EXPENSE)

Interest expense	(8,591)	—	(1,492)	—	(794)
Interest and other income	44,292	19,975	65	7,857	25
TOTAL OTHER INCOME (EXPENSE)	35,701	19,975	(1,427)	7,857	(769)

LOSS BEFORE INCOME TAXES	(154,372)	(67,258)	(15,724)	(45,779)	(7,366)

Provision for income taxes	—	—	—	—	—

NET LOSS	$(154,372)	$(67,258)	$(15,724)	$(45,779)	$(7,366)

BASIC AND DILUTED LOSS PER COMMON SHARE		$—	$—	$—	$—

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC AND DILUTED		15,536,275	8,627,275	15,536,275	8,627,275

See notes to interim condensed financial statements.

CHASE PACKAGING CORPORATION

(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Cumulative During the Development Stage (January 1, 1999 to	Six Months Ended June 30,
	June 30, 2008)	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(154,372)	$(67,258)	$(15,724)

Change in operating assets and liabilities:
Accrued expenses	16,184	12,756	4,045
Net cash utilized by operating activities	(138,188)	(54,502)	(11,679)

CASH FLOWS FROM INVESTING ACTIVITIES	—	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from private placement/exercise of stock warrants	5,500	—	—
Proceeds from convertible debt	56,500	—	9,500
Capital contribution	8,000	—	—
Proceeds from private placement	1,962,358	—	—
Cash dividends in lieu of Preferred Stock	(1,490)	(1,490)	—
Net cash provided by (used in) financing activities	2,030,868	(1,490)	9,500

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,892,680	(55,992)	(2,179)

CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	11,661	1,960,333	2,691

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$1,904,341	$1,904,341	$512

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$—	$—	$—
Income taxes	$—	$—	$—

SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
994 Shares Preferred Stock Series A 10% Convertible — issued as a stock dividend with a fair value of $99,400 and a par value of $994	$994	$994	$—
416 Private Placement Units were issued in exchange for $56,500 of convertible notes plus $5,900 of accrued interest	$62,400	$—	$—
68 Private Placement Units were issued in exchange for $8,000 of stock subscriptions plus $2,200 of accrued interest	$10,200	$—	$—

See notes to interim condensed financial statements.

CHASE PACKAGING CORPORATION

(A Development Stage Company)

NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2008

(Unaudited)

NOTE 1 - BASIS OF PRESENTATION:

Chase Packaging Corporation (the “Company”), a Texas corporation, manufactured woven paper mesh for industrial applications and polypropylene mesh fabric bags for agricultural use and distributed agricultural packaging manufactured by other companies.  The Company was a wholly-owned subsidiary of TGC Industries, Inc. through July 31, 1996.

The Company had experienced losses for past years, and the Company’s secured lender decided not to renew the Company’s operating line of credit.  As a result, the Company’s board of directors determined that it was in the best interest of the Company and all of its creditors to liquidate in an orderly fashion.

On June 25, 1997, the Company announced to employees and creditors that it would begin an orderly liquidation of all its assets beginning at the close of business on June 30, 1997.  On July 25, 1997, the Company notified its creditors by mail that it would commence with an orderly liquidation of all its remaining assets outside of a formal bankruptcy or receivership proceeding in a manner intended to maximize asset values.  Liquidation of the Company’s assets was completed as of December 31, 1997.

Since January 1, 1999, the board has been devoting its efforts to establishing a new business and accordingly, the Company is being treated as a development stage company in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7.

Management’s plans for the Company include securing a merger or acquisition, raising additional capital and other strategies designed to optimize shareholder value.  However, no assurance can be given that management will be successful in its efforts.  The failure to achieve these plans will have a material adverse effect on the Company’s financial position, results of operations and ability to continue as a going concern.

The accompanying condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-Q.  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.  In the opinion of the Company’s management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the six and three month periods ended June 30, 2008, are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 2008.  The accompanying condensed financial statements should be read in conjunction with the audited financial statements of the Company for the fiscal year ended December 31, 2007.

NOTE 2 - LOSS PER COMMON SHARE:

Loss per common share, both basic and diluted, was calculated by dividing net loss by the weighted average number of shares outstanding for each reporting period.  The diluted loss per share is the same as the basic loss per share because the Company has incurred a net loss in all periods presented.  The outstanding common stock equivalents which consist of warrants that could potentially dilute basic loss per share in the future that were not included in diluted loss per share because their effect on the periods presented was antidilutive were 21,721,000 and 1,365,000 as of June 30, 2008 and 2007, respectively.

NOTE 3 - RECENT ACCOUNTING PRONOUCEMENTS:

The accounting policies followed by the Company are set forth in Note 2 to the Company’s financial statements included in its Annual Report on Form 10-KSB for the year ended December 31, 2007, which is incorporated herein by reference.  Specific reference is made to this report for a description of the Company’s securities and the notes to financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and all interim periods within those fiscal years. In February 2008, the FASB released FASB Staff Position (FSP FAS 157-2 — Effective Date of FASB Statement No. 157) which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The implementation of SFAS No. 157 for financial assets and liabilities, effective January 1, 2008, did not have an impact on the Company’s financial position and results of operations.  The Company is currently evaluating the impact of adoption of this statement on its non-financial assets and liabilities in the first quarter of fiscal 2009.

In December 2007, FASB issued SFAS No. 141 (revised 2007), Business Combinations, which replaces SFAS No 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In December 2007, the FASB issued SFAS No. 160.  “Noncontrolling Interests in Consolidated Financial Statements-and Amendment of ARB No. 51.”  SFAS 160 establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated.  This statement also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS 160 is effective for fiscal years beginning on or after December 15, 2008.  The adoption of SFAS 160 is not currently expected to have a material effect on the Company’s financial position, results of operations, or cash flows.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of adopting SFAS. No. 161 on its financial statements.

NOTE 4 - 2007 PRIVATE PLACEMENT UNITS:

The Company closed a private placement of 13,334 units on September 7, 2007.  Each unit was sold for $150 and consists of: one share of Series A 10% convertible preferred stock ($100 stated value), convertible into 1,000 shares of common stock; 500 shares of common stock; and 500 5-year warrants, each of which is exercisable for one share of common stock at $0.15 per share.  There was no beneficial conversion feature recorded as the common stock was selling for less than $0.10 per share at the time of the closing which approximates fair value.  Gross proceeds from the offering were $2,000,100, less approximately $38,000 of offering expenses, resulting in net proceeds of approximately $1,962,100.

Dividends on the Series A 10% convertible preferred stock are payable semi-annually in cash or in kind at the discretion of the board.

NOTE 5 - DIVIDENDS:

On May 8, 2008, the Company announced that the board of directors had declared a five percent stock dividend on its outstanding Series A 10% convertible preferred stock for the period commencing September 7, 2007.  Shareholders of record as of May 23, 2008 received the stock dividend for each share of Series A 10% convertible preferred stock owned on that date, payable May 30, 2008.  As of May 8, 2008, the Company had 13,818 shares of Series A 10% convertible preferred stock outstanding; the total dividend paid consisted of 994 shares of Series A 10% convertible preferred stock with a fair value of $99,400 and $1,491 cash in lieu of fractional shares.  Due to the absence of retained earnings, the cash and $994 par value of preferred stock dividend totaling $2,485 was charged against additional paid-in capital.

NOTE 6 - SHAREHOLDERS’ EQUITY:

The Company’s 2008 Stock Awards Plan (the “2008 Plan”) was approved at the Company’s annual meeting of shareholders held on June 3, 2008.  The 2008 Plan became effective April 9, 2008 and will terminate on April 8, 2018.  Subject to certain adjustments, the number of shares of common stock that may be issued pursuant to awards under the 2008 Plan is 2,000,000 shares.  A maximum of 80,000 shares may be granted in any one year in the form of any award to any one participant, of which a maximum of (i) 50,000 shares may be granted to a participant in the form of stock options and (ii) 30,000 shares may be granted to a participant in the form of common stock or restricted stock.  The 2008 Plan will be administered by a committee of the board of directors.  Employees, including any employee who is also a director or an officer, consultants and outside directors of the Company are eligible to participate in the 2008 Plan.  As of June 30, 2008 no options were issued under the 2008 Plan.

INDEPENDENT AUDITORS’ REPORT

To The Shareholders

Chase Packaging Corporation

We have audited the accompanying balance sheets of Chase Packaging Corporation (A Development Stage Company) as of December 31, 2007 and 2006 and the related statements of operations, shareholders’ equity (deficit) and cash flows for the development stage period (from January 1, 1999 to December 31, 2007). These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chase Packaging Corporation as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the development stage period from January 1, 1999 to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ LAZAR LEVINE & FELIX LLP

New York, New York
March 21, 2008

CHASE PACKAGING CORPORATION

(A Development Stage Company)

BALANCE SHEETS

AS OF DECEMBER 31, 2007 AND 2006

	2007	2006

- ASSETS -
CURRENT ASSETS:
Cash and cash equivalents	$1,960,333	$2,691

TOTAL ASSETS	$1,960,333	$2,691

- LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT) -

CURRENT LIABILITIES:
Accrued expenses	$18,607	$8,696
Convertible notes payable - related party	—	47,000
TOTAL CURRENT LIABILITIES	18,607	55,696

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $1.00 par value; 4,000,000 shares authorized; Series A 10% Convertible; 13,818 shares issued and outstanding	13,818	—
Common stock, $.10 par value 25,000,000 shares authorized; 15,536,275 and 8,627,275 shares issued and outstanding, respectively	1,553,628	862,728
Additional paid-in capital	4,087,515	2,757,275
Common stock subscribed	—	8,000
Accumulated deficit	(3,626,121)	(3,626,121)
Deficit accumulated during the development stage	(87,114)	(54,887)
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	1,941,726	(53,005)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,960,333	$2,691

See notes to financial statements.

CHASE PACKAGING CORPORATION

(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Cumulative During the Development Stage (January 1, 1999 to	For the Year Ended December 31,
	December 31, 2007	2007	2006

NET SALES	$—	$—	$—

COSTS AND EXPENSES:

General and administrative expense	102,840	51,114	10,300

LOSS FROM OPERATIONS	(102,840)	(51,114)	(10,300)

OTHER INCOME (EXPENSE)

Interest expense	(8,591)	(4,200)	(2,515)
Interest and other income	24,317	23,087	108

TOTAL OTHER INCOME (EXPENSE)	15,726	18,887	(2,407)

LOSS BEFORE INCOME TAXES	(87,114)	(32,227)	(12,707)

Provision for income taxes	—	—	—

NET LOSS	$(87,114)	$(32,227)	$(12,707)

BASIC AND DILUTED LOSS PER COMMON SHARE		$—	$—
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC AND DILUTED		10,804,083	8,627,275

See notes to financial statements.

CHASE PACKAGING CORPORATION

(A Development Stage Company)

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid In	Common Stock	Accumulated	Deficit Accumulated During the Development
	Shares	Amount	Shares	Amount	Capital	Subscribed	Deficit	Stage	Total

Balance at January 1, 1999	$—	$—	7,002,964	$700,296	$2,914,207	$—	$(3,626,121)	$—	$(11,618)

Net loss for the year ended December 31, 1999	—	—	—	—	—	—	—	(5,510)	(5,510)

Balance at December 31, 1999	—	—	7,002,964	700,296	2,914,207	—	(3,626,121)	(5,510)	(17,128)

Net loss for the year ended December 31, 2000	—	—	—	—	—	—	—	(891)	(891)

Balance at December 31, 2000	—	—	7,002,964	700,296	2,914,207	—	(3,626,121)	(6,401)	(18,019)

Private placement and warrant exercise	—	—	1,624,311	162,432	(156,932)	—	—	—	5,500

Net loss for the year ended December 31, 2001	—	—	—	—	—	—	—	(5,086)	(5,086)

Balance at December 31, 2001	—	—	8,627,275	862,728	2,757,275	—	(3,626,121)	(11,487)	(17,605)

Stock subscriptions	—	—	—	—	—	8,000	—	—	8,000

Net loss for the year ended December 31, 2002	—	—	—	—	—	—	—	(7,082)	(7,082)

Balance at December 31, 2002	—	—	8,627,275	862,728	2,757,275	8,000	(3,626,121)	(18,569)	(16,687)

Net loss for the year ended December 31, 2003	—	—	—	—	—	—	—	(8,221)	(8,221)

Balance at December 31, 2003	—	—	8,627,275	862,728	2,757,275	8,000	(3,626,121)	(26,790)	(24,908)

Net income for the year ended December 31, 2004	—	—	—	—	—	—	—	1,237	1,237

Balance at December 31, 2004	—	—	8,627,275	862,728	2,757,275	8,000	(3,626,121)	(25,553)	(23,671)

Net loss for the year ended December 31, 2005	—	—	—	—	—	—	—	(16,627)	(16,627)

Balance at December 31, 2005	—	—	8,627,275	862,728	2,757,275	8,000	(3,626,121)	(42,180)	(40,298)

See notes to financial statements.

	Preferred Stock		Common Stock		Additional Paid In	Common Stock	Accumulated	Deficit Accumulated During the Development
	Shares	Amount	Shares	Amount	Capital	Subscribed	Deficit	Stage	Total

Net loss for the year ended December 31, 2006	—	—	—	—	—	—	—	(12,707)	(12,707)

Balance at December 31, 2006	—	—	8,627,275	862,728	2,757,275	8,000	(3,626,121)	(54,887)	(53,005)

Private placement	13,334	13,334	6,667,000	666,700	1,282,324	—	—	—	1,962,358
Prior stock subscription	68	68	34,000	3,400	6,732	(8,000)	—	—	2,200
Convertible debt	416	416	208,000	20,800	41,184	—	—	—	62,400

Net loss for the year ended December 31, 2007	—	—	—	—	—	—	—	(32,227)	(32,227)

Balance at December 31, 2007	13,818	$13,818	15,536,275	$1,553,628	$4,087,515	$—	$(3,626,121)	$(87,114)	$1,941,726

See notes to financial statements.

CHASE PACKAGING CORPORATION

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Cumulative During the Development Stage (January 1, 1999 to	For The Year Ended December 31,
	December 31, 2007)	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(87,114)	$(32,227)	$(12,707)

Change in assets and liabilities:
Accrued expenses	3,428	18,011	(788)
Net cash used in operating activities	(83,686)	(14,216)	(13,495)

CASH FLOWS FROM INVESTING ACTIVITIES	—	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible debt	56,500	9,500	15,000
Proceeds from private placement/exercise of stock warrants	5,500	—	—
Capital contribution	8,000	—	—
Proceeds from private placement	1,962,358	1,962,358	—
Net cash provided by financing activities	2,032,358	1,971,858	15,000

NET INCREASE IN CASH EQUIVALENTS	1,948,672	1,957,642	1,505

Cash and cash equivalents, at beginning of period	11,661	2,691	1,186

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,960,333	$1,960,333	$2,691

SUPLEMENTAL CASH FLOW INFORMATION:

Cash paid for:

Interest	$—	$—	$—
Income taxes	$—	$—	$—

416 Private Placement Units were issued in exchange for $56,500 of convertible notes plus $5,900 of accrued interest	$62,400	$62,400	$—
68 Private Placement Units were issued in exchange for $8,000 of stock subscriptions plus $2,200 of accrued interest	$10,200	$10,200	$—

See notes to financial statements.

CHASE PACKAGING CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE    1    -      BASIS OF PRESENTATION:

The Company manufactured woven paper mesh for industrial applications, polypropylene mesh fabric bags for agricultural use and distributed agricultural packaging manufactured by other companies. The Company was a wholly-owned subsidiary of TGC Industries, Inc. “(TGC”) through July 31, 1996.

The Company had experienced losses for past years, and the Company’s secured lender decided not to renew the Company’s operating line of credit. As a result, the Company’s Board of Directors determined that it was in the best interest of the Company and all of its creditors to liquidate in an orderly fashion.

On June 25, 1997, the Company announced to employees and creditors that it would begin an orderly liquidation of all its assets beginning at the close of business on June 30, 1997. On July 25, 1997, the Company notified its creditors by mail that it would commence with an orderly liquidation of all its remaining assets outside of a formal bankruptcy or receivership proceeding in a manner intended to maximize asset values. Liquidation of the Company’s assets was completed as of December 31, 1997.

Since January 1, 1999, the Board of Directors of the Company, has been devoting its efforts to establishing a new business and accordingly, the Company is being treated as a development stage company in accordance with SFAS No. 7.

Management’s plans for the Company include securing a merger or acquisition, raising additional capital and other strategies designed to optimize shareholder value. However, no assurance can be given that management will be successful in its efforts. The failure to achieve these plans will have a material adverse effect on the Company’s financial position, results of operations and ability to continue as a going concern.

NOTE   2   -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company’s accounting policies are in accordance with accounting policies generally accepted in the United States of America. Outlined below are those policies which are considered particularly significant.

(a)           Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b)           Cash and Cash Equivalents

The Company considers all highly liquid investments with a remaining maturity of three months or less at the time of acquisition to be cash equivalents. The Company maintains its cash and cash equivalents balances with high credit quality financial institutions. As of December 31, 2007, the Company had cash and cash equivalents held in financial institutions in excess of Federal Deposit Insurance Corporation limits in the amount of approximately $1,123,000.

CHASE PACKAGING CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE   2   -        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

(c)           Income Taxes:

The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured assuming enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

On January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48). There was no impact on the Company’s financial position, results of operations or cash flows at December 31, 2007, and for the year then ended as a result of implementing FIN 48. At the adoption date of January 1, 2007 and at December 31, 2007, the Company did not have any unrecognized tax benefits. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of January 1, 2007 and December 31, 2007, the Company had no accrued interest or penalties. The Company currently has no federal or state tax examinations in progress.

(d)           Basic and Diluted Net Loss Per Share:

Basic loss per common share is computed by dividing the net loss by the weighted-average number of common shares outstanding.  Diluted loss per share is computed by dividing the net loss by the sum of the weighted-average number of common shares outstanding plus the dilutive effect of shares issuable through the exercise of common stock equivalents.

We have excluded 20,727,000 and 1,270,000 common stock equivalents from the calculation of diluted loss per share for the years ended December 31, 2007 and 2006, respectively, which, if included, would have an antidilutive effect.

(e)           Recently Issued Accounting Pronouncements:

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” and SFAS No. 160, “Consolidations.” These statements establish principles and requirements for how an acquirer in a business combination recognizes and measures the assets acquired, liabilities assumed, and any noncontrolling interest (previously referred to as minority interest) in the acquiree. SFAS No. 141R and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company does not expect that the adoption of SFAS No. 141R will have a material impact on its results of operations or financial position.

CHASE PACKAGING CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE   2   -        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

(e)           Recently Issued Accounting Pronouncements (continued):

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115.” SFAS No. 159 allows companies to measure certain financial instruments at fair value without having to apply complex hedge accounting provisions and to report unrealized gains and losses on elected items in earnings. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect that the adoption of SFAS No. 159 will have a material impact on its results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and all interim periods within those fiscal years. In February 2008, the FASB released FASB Staff Position (FSP FAS 157-2 – Effective Date of FASB Statement No. 157) which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We are currently assessing the potential impact that adoption of this statement would have on our financial statements, if any.

(f)            Reclassifications:

Prior year financial statements have been reclassified to conform with the current year’s presentation.

NOTE   3   -       INCOME TAXES:

	2007	2006
Deferred tax assets and liabilities consist of the following:

Deferred tax assets:
Net operating loss carry forwards	$1,135,000	$1,122,000

Less valuation allowance	(1,135,000)	(1,122,000)
	$—	$—

At December 31, 2007, the Company had approximately $3,330,000 of net operating loss carry forwards (“NOLs”) available which expires in years beginning in 2011. The benefits of these NOLs may be substantially reduced in the future if the Company is successful in establishing a new business. Since the Company cannot determine that it is more likely than not that it will be able to utilize the deferred tax asset, a 100% valuation allowance has been provided.

CHASE PACKAGING CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

In accordance with certain provisions of the Tax Reform Act of 1986, a change in ownership of greater than 50% within a three year period will place an annual limitation on the corporation’s ability to utilize its existing tax benefit carryforwards.

NOTE   4   -        2007 PRIVATE PLACEMENT UNITS:

The Company closed a private placement of 13,334 units on September 7, 2007. Each unit was sold for $150 and consists of: one share of Series A 10% convertible preferred stock ($100 stated value), convertible into 1,000 shares of common stock; 500 shares of common stock; and 500 5-year warrants, each warrant exercisable for one share of common stock at $0.15 per share. There was no beneficial conversion feature recorded as the common stock was selling for less than $0.10 per share at the time of the closing which approximates fair value. Gross proceeds from the offering were $2,000,100, expenses of the offering were approximately $38,000, and net proceeds were approximately $1,962,100.

Dividends on the Series A 10% convertible preferred stock are payable semi-annually in cash or in kind (i.e., Series A 10% convertible preferred stock) at the discretion of the board of directors.

NOTE   5  -         PRIOR STOCK SUBSCRIPTION:

In July 2002, the Company received $8,000 as payment for 800,000 shares of common stock which were never issued. Through September 7, 2007 (the date of the closing of the private placement), the $8,000 accrued $2,200 in compounded interest, which management recorded due to the non issuance of shares for a five year period. The board of directors of the Company approved the issuance on September 7, 2007, of 68 private placement units (see Note 4) in exchange for the $10,200 of cash received and accrued interest.

NOTE   6  -        CONVERTIBLE DEBT - RELATED PARTY:

Prior to June 30, 2007, the Company had issued 5% convertible notes aggregating $56,500. The note holders are directors and an officer of the Company. The notes were convertible into common stock at $0.01 or par value (currently $0.10 per share) whichever is greater. The Company and the note holders had the option to mutually extend the term of the notes if the par value had not been reduced to $0.01. If the Notes were converted at par greater than $0.01, then the note holders would, upon conversion, receive a unit consisting of one share of common stock and a 10-year warrant exercisable at the then par value of the common stock. The Company had analyzed the conversion feature of the debt as an embedded derivative using the guidance provided in SFAS 133 as amended in SFAS 149 – “Accounting for Derivative Instruments and Hedging Activities” and Emerging Issues Task Force (“EITF”) 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” and had concluded that the conversion feature is afforded equity classification since the Company had sufficient authorized and unissued shares available to settle the contract after considering all other commitments that may require the issuance of stock during the maximum period the derivative contract could remain outstanding. Interest would accrue and be paid at maturity and, if unpaid, added to principal at the time of conversion.

The notes aggregating $62,400 including accrued interest of $5,900, were converted into 416 private placement units (see Note 4) on September 7, 2007.

CHASE PACKAGING CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE   7   - SHAREHOLDERS’ EQUITY:

The Company currently has no stock option plan; all previously issued stock options have expired, unexercised. The Company intends to submit, to the shareholders, a new stock option plan at its annual meeting to be held in 2008.

CHASE PACKAGING CORPORATION

28,630,000 Shares Common Stock

14,812 Shares Preferred Stock

6,909,000 Warrants

PROSPECTUS

                              , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered.  None of the following expenses are payable by the selling shareholders.  All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$136
Accounting Fees and Expenses	$3,000
Legal Fees and Expenses	$30,000
Printing Expenses	$1,000
Total	$34,136

Item 14.	Indemnification of Directors and Officers.

Our articles of incorporation and bylaws provide that, to the fullest extent allowed by the Texas Business Corporation Act or other applicable law, a director will not be personally liable to us or any of our shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that such provisions do not eliminate or limit the liability of a director for: (1) a breach of the director’s duty of loyalty to us or our shareholders; (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (3) a transaction from which the director received an improper benefit; or (4) an act or omission for which the liability of a director is expressly provided for by statute.

 Our articles of incorporation and bylaws also provide for indemnification of our directors, officers, agents, or employees to the fullest extent permitted by the Article 2.02-1 of the Texas Business Corporation Act if it is determined that such person was acting in good faith and reasonably believed that his or her conduct was in our best interests, and in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Our articles of incorporation and bylaws allow us, under some circumstances, to advance expenses to our directors and officers in defending an action, suit, or proceeding for which indemnification may be sought. We have entered into indemnification agreements with our directors and executive officers.

Item 15.	Recent Sales of Unregistered Securities.

We closed a private placement of 13,334 units on September 7, 2007.  Each unit was sold for $150 and consists of: one share of Series A 10% convertible preferred stock ($100 stated value) convertible into 1,000 shares of common stock; 500 shares of common stock; and 500 five-year warrants, each of which is exercisable for one share of common stock at $0.15 per share.  The issuance was made pursuant to Rule 506 under Regulation D promulgated by the Securities and Exchange Commission.  We believe that exemption was available because: (i) no advertising or general solicitation was employed in offering the securities; (ii) the offering and sales were made to 25 persons, all of whom were accredited investors, and all of whom received applicable disclosure materials; and (iii) transfer was restricted in accordance with the requirements of the Securities Act of 1933, as amended (including by placing restrictive legends on certificates representing the securities). Gross proceeds from the offering were $2,000,100, less approximately $38,000 of offering expenses, resulting in net proceeds of approximately $1,962,100.

Item 16.	Exhibits.

Exhibit No.	Description
3.1

Articles of Incorporation, as amended, of Chase Packaging Corporation (incorporated by reference to Exhibit 3.1 to our Form 10-SB, as amended, filed with the Securities and Exchange Commission on October 24, 1996).

3.2	Articles of Amendment to the Articles of Incorporation of Chase Packaging Corporation

(incorporated by reference to Exhibit 3.1 to our Form 8-K filed with the Securities and Exchange Commission on June 9, 2008).

3.3	Amended and Restated Bylaws of Chase Packaging Corporation (incorporated by reference to as Exhibit 3.1 to our Form 8-K filed with the Securities and Exchange Commission on April 3, 2008).

4.1

Statement of Resolution Establishing Series of Preferred Stock of Chase Packaging Corporation (incorporated by reference to Exhibit 10.3 to our Form 8-K filed with the Securities and Exchange Commission on September 11, 2007).

4.2

Amendment to Statement of Resolution Establishing Series of Preferred Stock of Chase Packaging Corporation (incorporated by reference to Exhibit 4.6 to our Form 10-Q for the quarter ended June 30, 2008, filed with the Securities and Exchange Commission on August 13, 2008).

4.3

Amendment to Statement of Resolution Establishing Series of Preferred Stock of Chase Packaging Corporation (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the Securities and Exchange Commission on May 22, 2008).

4.4

Form of Registration Rights Agreement, dated as of September 7, 2007, by and among Chase Packaging Corporation and certain shareholders (incorporated by reference to Exhibit 4.1 to our Form 10-QSB/A for the period ended September 30, 2007 filed with the Securities and Exchange Commission on May 5, 2008).

4.5

Amendment Number One to Registration Rights Agreement, dated April 30, 2008, by and among Chase Packaging Corporation and certain shareholders (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the Securities and Exchange Commission on May 5, 2008).

4.6

Form of Securities Purchase and Subscription Agreement, dated as of September 7, 2007, by and among Chase Packaging Corporation and certain shareholders (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on September 11, 2007).

4.7	Form of Warrant Agreement and Certificate (incorporated by reference to Exhibit 10.4 to our Form 8-K filed with the Securities and Exchange Commission on September 11, 2007).

5.1**	Opinion of Haynes and Boone, LLP.

10.1

Form of Indemnification Agreement between Chase Packaging Corporation and its directors and officers (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on August 27, 2007).

10.2

2008 Stock Awards Plan of Chase Packaging Corporation (incorporated by reference to Exhibit A of our proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 23, 2008).

21.1*	List of Subsidiaries.

23.1*	Consent of Lazar Levine & Felix LLP.

23.2**	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

* Filed herewith.

** To be filed by amendment.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

ii.   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lubbock, State of Texas, on August 29, 2008.

CHASE PACKAGING CORPORATION

By:	/s/ Allen T. McInnes
	Name:	Allen T. McInnes
	Title:	Chairman of the Board, President and
Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Chase Packaging Corporation, a Texas corporation that is filing a registration statement on Form S-1 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Allen T. McInnes and Ann C.W. Green, and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Allen T. McInnes
Allen T. McInnes	Chairman of the Board, President and Treasurer	August 29, 2008

/s/ Ann C.W. Green
Ann C.W. Green	Chief Financial Officer and Assistant Secretary	August 29, 2008

/s/ Herbert M. Gardner
Herbert M. Gardner	Director and Vice President	August 29, 2008

/s/ William J. Barrett
William J. Barrett	Director and Secretary	August 29, 2008

/s/ Edward L. Flynn
Edward L. Flynn	Director	August 29, 2008

EXHIBIT INDEX

Exhibit No.	Description
3.1

Articles of Incorporation, as amended, of Chase Packaging Corporation (incorporated by reference to Exhibit 3.1 to our Form 10-SB, as amended, filed with the Securities and Exchange Commission on October 24, 1996).

3.2

Articles of Amendment to the Articles of Incorporation of Chase Packaging Corporation (incorporated by reference to Exhibit 3.1 to our Form 8-K filed with the Securities and Exchange Commission on June 9, 2008).

3.3	Amended and Restated Bylaws of Chase Packaging Corporation (incorporated by reference to as Exhibit 3.1 to our Form 8-K filed with the Securities and Exchange Commission on April 3, 2008).

4.1

Statement of Resolution Establishing Series of Preferred Stock of Chase Packaging Corporation (incorporated by reference to Exhibit 10.3 to our Form 8-K filed with the Securities and Exchange Commission on September 11, 2007).

4.2

Amendment to Statement of Resolution Establishing Series of Preferred Stock of Chase Packaging Corporation (incorporated by reference to Exhibit 4.6 to our Form 10-Q for the quarter ended June 30, 2008, filed with the Securities and Exchange Commission on August 13, 2008).

4.3

Amendment to Statement of Resolution Establishing Series of Preferred Stock of Chase Packaging Corporation (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the Securities and Exchange Commission on May 22, 2008).

4.4

Form of Registration Rights Agreement, dated as of September 7, 2007, by and among Chase Packaging Corporation and certain shareholders (incorporated by reference to Exhibit 4.1 to our Form 10-QSB/A for the period ended September 30, 2007 filed with the Securities and Exchange Commission on May 5, 2008).

4.5

Amendment Number One to Registration Rights Agreement, dated April 30, 2008, by and among Chase Packaging Corporation and certain shareholders (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the Securities and Exchange Commission on May 5, 2008).

4.6

Form of Securities Purchase and Subscription Agreement, dated as of September 7, 2007, by and among Chase Packaging Corporation and certain shareholders (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on September 11, 2007).

4.7	Form of Warrant Agreement and Certificate (incorporated by reference to Exhibit 10.4 to our Form 8-K filed with the Securities and Exchange Commission on September 11, 2007).

5.1**	Opinion of Haynes and Boone, LLP.

10.1

Form of Indemnification Agreement between Chase Packaging Corporation and its directors and officers (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on August 27, 2007).

10.2

2008 Stock Awards Plan of Chase Packaging Corporation (incorporated by reference to Exhibit A of our proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 23, 2008).

21.1*	List of Subsidiaries.

23.1*	Consent of Lazar Levine & Felix LLP.

23.2**	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

* Filed herewith.

** To be filed by amendment.